Exhibit 10.7

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN THE ENSIGN GROUP, INC. AND

CARETRUST REIT, INC.

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of                     , 2014 is by and between THE ENSIGN GROUP, INC., a Delaware corporation (“Ensign”) and CARETRUST REIT, INC., a Maryland corporation and a direct, wholly owned subsidiary of Ensign (“CareTrust”). Ensign and CareTrust are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”

WHEREAS, the board of directors of Ensign has determined that it is advisable and in the best interests of Ensign and its stockholders to reorganize the assets and liabilities of Ensign into two companies: (i) Ensign which, following consummation of the transactions contemplated herein, will own and conduct a healthcare services business; and (ii) CareTrust which, following consummation of the transactions contemplated herein, will own and conduct a healthcare real estate business;

WHEREAS, in furtherance thereof, Ensign and CareTrust have entered into that certain Separation and Distribution Agreement dated                     , 2014 (the “Separation Agreement”); and

WHEREAS, as contemplated by the Separation Agreement, Ensign and CareTrust desire to enter into this Agreement to provide for the allocation of assets, Liabilities, and responsibilities with respect to certain matters relating to employees (including employee compensation and benefit plans and programs) between them.

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Separation Agreement. For purposes of this Agreement the following terms shall have the following meanings:

1.1 “CareTrust 401(k) Plan” means the tax-qualified 401(k) defined contribution savings plan to be established by CareTrust or a CareTrust Group member prior to the Effective Time.

1.2 “CareTrust Employee,” means any individual who, as of the Effective Time, is either actively employed by or then on a short-term leave of absence from CareTrust or a CareTrust Group member (including maternity, paternity, family, sick, short-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves) or who is so employed by Ensign or an Ensign Group member and who is primarily engaged in providing services to the CareTrust Business as of the date hereof. A list of the CareTrust Employees is set forth on Schedule 1.2.

1.3 “CareTrust Health and Welfare Plans” has the meaning set forth in Section 4.1.

1.4 “CareTrust Incentive Award Plan” means the CareTrust REIT, Inc. and CareTrust Partnership, L.P. Incentive Award Plan adopted or to be adopted by CareTrust and CareTrust Partnership, L.P. prior to the Effective Time.

1.5 “CareTrust Participant” means any individual who is a CareTrust Employee or a Former CareTrust Employee, and any beneficiary, dependent, or alternate payee of such individual, as the context requires.

1.6 “Effective Time” has the meaning set forth in the Separation Agreement.

1.7 “Ensign Defined Contribution Plan” means the Ensign Services, Inc. 401(k) Retirement Savings Plan.

1.8 “Ensign Employee” means any individual who, as of the Effective Time, is either actively employed by or then on a leave of absence from Ensign or an Ensign Group member (including maternity, paternity, family, sick, short-term or long-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves), but does not include any CareTrust Employee.

1.9 “Ensign Equity-Based Plans” means The Ensign Group, Inc. 2001 Stock Option, Deferred Stock and Restricted Stock Plan, The Ensign Group, Inc. 2005 Stock Incentive Plan and The Ensign Group, Inc. 2007 Omnibus Incentive Plan, each as amended from time to time.

1.10 “Ensign Health and Welfare Plans” means the health and welfare plans sponsored and maintained by Ensign or any Ensign Group member immediately prior to the Effective Time which provide group health, life, dental, accidental death and dismemberment, health care reimbursements, dependent care assistance and disability benefits.

1.11 “Ensign Option” means an option to purchase shares of Ensign Common Stock granted by Ensign prior to the Effective Time pursuant to an Ensign Equity-Based Plan.

1.12 “Ensign Participant” means any individual who is an Ensign Employee or a Former Ensign Employee, and any beneficiary, dependent, or alternate payee of such individual, as the context requires.

1.13 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary, or final regulation in force under that provision.

1.14 “Former Ensign Employee” means any individual other than a Former CareTrust Employee whose employment with either Party or any of its respective Subsidiaries and Affiliates terminated for any reason before the Effective Time.

1.15 “Former CareTrust Employee,” means any individual whose employment with either Party or any of its respective Subsidiaries and Affiliates terminated for any reason before the Effective Time, and who was primarily engaged in providing services to the CareTrust Business as of the date of his or her termination of employment.

1.16 “Participating Company” means (a) Ensign and (b) any Person (other than an individual) that Ensign has approved for participation in, and which is participating in, a Plan.

1.17 “Plan,” when immediately preceded by “Ensign,” means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle (including an Ensign Health and Welfare Plan) for which the eligible classes of participants include employees or former employees of Ensign or an Ensign Group member (which may include employees of CareTrust Group members prior to the Effective Time), and when immediately preceded by “CareTrust,” means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle (including a CareTrust Health and Welfare Plan) for which the eligible classes of participants are limited to employees or former employees (and their eligible dependents) of CareTrust or a CareTrust Group member, but no other Ensign Group member.

1.18 “Purging Distribution” means the dividend CareTrust will declare to its stockholders, in connection with its election to be taxed as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes, to distribute any accumulated earnings and profits relating to its real property assets and attributable to any pre-REIT years to comply with certain REIT qualification requirements.

1.19 “Restricted Stock Award,” when immediately preceded by “Ensign,” means a share of Ensign Common Stock granted by Ensign prior to the Effective Time pursuant to an Ensign Equity-Based Plan which is subject to vesting and forfeiture restrictions and when immediately preceded by “CareTrust,” means a share of CareTrust Common Stock, which is granted pursuant to the CareTrust Incentive Award Plan as part of the adjustment to Ensign Restricted Stock Awards as set forth in Section 5.2 which is subject to vesting and forfeiture restrictions.

ARTICLE II

TRANSFER OF CARETRUST EMPLOYEES; GENERAL PRINCIPLES

2.1 Transfer of Employment of Certain CareTrust Employees. Ensign and CareTrust will cause the employment of each CareTrust Employee who is not employed by a CareTrust Group member as of the date hereof to be transferred to a CareTrust Group member prior to the Effective Time. Such individuals are separately identified on Schedule 1.2.

2.2 Assumption and Retention of Liabilities. Ensign and CareTrust intend that employment-related Liabilities associated with Ensign Participants are to be retained or assumed by Ensign or another Ensign Group member, and employment-related Liabilities associated with CareTrust Participants are to be assumed by CareTrust or another CareTrust Group member, in each case, except as specifically set forth herein. Accordingly, as of the Effective Time:

(a) Ensign or another member of the Ensign Group hereby retains or assumes and agrees to pay, perform, fulfill, and discharge, except as expressly provided in this Agreement, (i) all Liabilities arising under or related to Ensign Plans, (ii) all employment or service-related Liabilities with respect to (A) all Ensign Participants and (B) any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment or similar relationship primarily connected to Ensign or another Ensign Group member and (iii) any Liabilities expressly transferred to an Ensign Group member under this Agreement; and

(b) CareTrust or another member of the CareTrust Group hereby retains or assumes and agrees to pay, perform, fulfill, and discharge, except as expressly provided in this Agreement, (i) all Liabilities arising under or related to CareTrust Plans from and after the Effective Time, (ii) all employment or service-related Liabilities relating to periods from and after the Effective Time with respect to (A) all CareTrust Participants and (B) any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment or similar relationship primarily connected to CareTrust or another CareTrust Group member and (iii) any Liabilities expressly transferred to a CareTrust Group member under this Agreement.

2.3 CareTrust Participation in the Ensign Plans. Effective as of the Effective Time, each CareTrust Group member shall cease to be a Participating Company in any Ensign Plan, and Ensign and CareTrust shall take all necessary action before the Effective Time to effectuate such cessation as a Participating Company.

2.4 Sponsorship of the CareTrust Plans. Effective no later than immediately prior to the Effective Time, Ensign and CareTrust shall take such actions (if any) as are required to cause CareTrust or another CareTrust Group member to assume sponsorship of, and all Liabilities with respect to, each CareTrust Plan.

2.5 No Duplication of Benefits; Service and Other Credit. Ensign and CareTrust shall adopt, or cause to be adopted, all reasonable and necessary amendments and procedures to prevent CareTrust Participants from receiving duplicative benefits from the Ensign Plans and the CareTrust Plans. With respect to CareTrust Employees, each CareTrust Plan shall provide that for purposes of determining eligibility to participate, vesting, and entitlement to benefits (but not for accrual of pension benefits under any defined benefit pension plan), service prior to the Effective Time with an Ensign Group member shall be treated as service with the applicable CareTrust Group member. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations under any CareTrust Plan. Each CareTrust Plan shall, to the extent practicable, waive pre-existing condition limitations with respect to CareTrust Employees. CareTrust shall honor any deductible, co-payment and out-of-pocket maximums incurred by the CareTrust Employees and their eligible dependents under the Ensign Plans in which they participated immediately prior to the Effective Time during the portion of the calendar year prior to the Effective Time in satisfying any deductibles, co-payments or out-of-pocket maximums under the CareTrust Plans in which they are eligible to participate after the Effective Time in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred.

2.6 Reimbursements. From time to time after the Effective Time, the Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are made pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates.

2.7 Approval of Plan. (i) Prior to the Effective Time, Ensign shall cause CareTrust to adopt the CareTrust Incentive Award Plan and (ii) at or prior to the Effective Time, Ensign and CareTrust shall take all actions as may be necessary to approve the CareTrust Incentive Award Plan in order to satisfy the requirements of the applicable rules and regulations of the NASDAQ.

2.8 Delivery of Shares; Registration Statement. From and after the Effective Time, CareTrust shall have sole responsibility for delivery of shares of CareTrust Common Stock pursuant to awards issued under a CareTrust Plan in satisfaction of any obligations to deliver such shares under the CareTrust and/or Ensign Plans (including delivery to Ensign Employees and Former Ensign Employees) and shall do so without compensation from any Ensign Group member. CareTrust shall cause a registration statement on Form S-8 (or other appropriate form) to be filed with respect to such issued or issuable shares as soon as practicable following the Effective Time and shall cause such registration to remain in effect for so long as there may be an obligation to deliver CareTrust shares under such CareTrust and/or Ensign Plans. Ensign shall use commercially reasonable efforts to assist CareTrust in completing such registration. CareTrust and Ensign shall cooperate to establish a procedure whereby the other Party shall be promptly informed of the obligation to deliver shares to a current or Former CareTrust Employee or an Ensign Employee, as the case may be.

ARTICLE III

DEFINED CONTRIBUTION PLAN

3.1 401(k) Plan.

(a) Establishment of Plan and Trust. Ensign and CareTrust shall adopt or cause to be adopted the CareTrust 401(k) Plan and any trust agreements or other plan documents reasonably necessary and shall cause trustees to be appointed for such plan. Such actions shall be completed as soon as practicable following the Effective Time. Such plan shall accept rollovers from the Ensign Defined Contribution Plan in accordance with its terms and applicable Law.

(b) Service Crediting. In determining whether a CareTrust Employee is vested in his or her account under the CareTrust 401(k) Plan, the CareTrust 401(k) Plan shall credit each CareTrust Employee with all the individual’s service credited under the Ensign Defined Contribution Plan.

ARTICLE IV

HEALTH AND WELFARE PLANS

4.1 Cessation of Participation in Ensign Health and Welfare Plans. As soon as practicable following the Effective Time, CareTrust shall establish health and welfare plans (the “CareTrust Health and Welfare Plans”) for the CareTrust Employees. As of the Effective Time, CareTrust Employees shall cease to participate in the Ensign Health and Welfare Plans.

4.2 Allocation of Health and Welfare Plan Liabilities. All outstanding Liabilities relating to, arising out of, or resulting from health and welfare coverage or claims incurred by or on behalf of CareTrust Employees or their covered dependents under the Ensign Health and Welfare Plans on or before the Effective Time shall be assumed by CareTrust upon the Effective Time.

4.3 Vacation and Paid Time Off. As of the Effective Time, the applicable CareTrust Group Member shall credit each CareTrust Employee with the unused vacation days and personal and sickness days that such individual has accrued immediately prior to the Effective Time in accordance with the vacation and personnel policies applicable to such employee immediately prior to the Effective Time; provided, however, that with respect to any CareTrust Employee who does not consent to such treatment in writing, such individual will instead receive a cash payment from Ensign immediately prior to the Effective Time with respect thereto. To the extent that any such time is credited by CareTrust rather than a cash payment being made with respect thereto by Ensign, Ensign shall provide CareTrust with a lump sum cash amount no later than thirty (30) days following the Effective Time with a value equal to such credited time.

ARTICLE V

EQUITY COMPENSATION AND OTHER BENEFITS

5.1 Awards under the Ensign Equity-Based Plans. The treatment of the Ensign Options and Ensign Restricted Stock Awards as set forth below shall be subject to Section 2.04 of the Tax Matters Agreement between the parties, dated as of the date hereof.

(a) Options. No Options will be held by any CareTrust Employee or Former CareTrust Employee as of the Distribution Date, other than then-vested Ensign Options which remain exercisable for a period of time following such individual’s termination of employment with Ensign in accordance with the terms of such Options. Each Ensign Option that is outstanding immediately prior to the Distribution Date shall be adjusted in accordance with the equitable adjustment provisions set forth in the Ensign Equity Plans.

(b) Restricted Stock.

(i) Restricted Stock. No Restricted Stock Awards will be held by any CareTrust Employee or Former CareTrust Employee as of the Distribution Date. Upon the Effective Time, holders of Ensign Restricted Stock Awards will become entitled to CareTrust Restricted Stock Awards equal to a number of shares of CareTrust Common Stock to which all other holders of shares of Ensign Common Stock become entitled pursuant to the Distribution.

(ii) Restricted Stock Award Terms.

(1) Service. Each Ensign Restricted Stock Award shall be subject to the same terms and conditions as set forth in the original Ensign Restricted Stock Award, except as set forth below. Each CareTrust Restricted Stock Award issued pursuant to this Section 5.2(b) shall be subject to the same terms and conditions as set forth in the related Ensign Restricted Stock Award before the Effective Time, except as set forth below. For purposes of the vesting and termination provisions of the CareTrust Restricted Stock Awards, continued service with an Ensign Group member shall be considered to be continued service with CareTrust.

(2) Purging Distribution. Upon declaration of the Purging Distribution, holders of CareTrust Restricted Stock Awards will be entitled to receive the Purging Distribution with respect to the CareTrust Common Stock subject to such award on the same date or dates that the Purging Distribution is payable on CareTrust Common Stock to stockholders of CareTrust generally.

(3) Partial Interests in Shares. To the extent that any adjustment described in this Section 5.2(b) results in any fractional interest in shares, such fractional interest shall be rounded down to the nearest whole share. No fractional interests shall be payable in cash or otherwise.

(c) Administration. Each of Ensign and CareTrust shall establish an appropriate administration system in order to handle exercises and delivery of shares in an orderly manner and provide reasonable levels of service for equity award holders.

(d) No Effect on Subsequent Awards. The provisions of this Section 5.2 shall have no effect on the terms and conditions of equity and equity-based awards granted following the Effective Time by Ensign or CareTrust.

ARTICLE VI

GENERAL AND ADMINISTRATIVE

6.1 Sharing of Participant Information. To the maximum extent permitted under applicable Law, Ensign and CareTrust shall share, and shall cause each member of its respective Group to share, with each other and their respective agents and vendors all participant information reasonably necessary for the efficient and accurate administration of each of the Ensign Plans and the CareTrust Plans. Ensign and CareTrust and their respective authorized agents shall, subject to applicable laws on confidentiality, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party, to the extent necessary for such administration. Until the Effective Time, all participant information shall be provided in the manner and medium applicable to Participating Companies in the Ensign Plans generally, and thereafter until the time at which the Parties subsequently determine, all participant information shall be provided in a manner and medium that are compatible with the data processing systems of Ensign as in effect as of the Effective Time, unless otherwise agreed to by Ensign and CareTrust.

6.2 Audit Rights with Respect to Information Provided. Each of Ensign and CareTrust, and their duly authorized representatives, shall have the right to conduct reasonable audits with respect to all information provided to it by the other Party. The Parties shall cooperate to determine the procedures and guidelines for conducting audits under this Section 6.2, which shall require reasonable advance notice by the auditing Party. The auditing Party shall have the right to make copies of any records at its expense, subject to applicable Law.

6.3 Fiduciary Matters. Ensign and CareTrust each acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

6.4 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor or Governmental Authority) and such consent is withheld, Ensign and CareTrust shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, Ensign and CareTrust shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “commercially reasonable efforts” as used herein shall not be construed to require the incurrence of any non-routine or unreasonable expense or liability or the waiver of any right.

6.5 Subsequent Transfers of Employment. To the extent that the employment of any individuals transfers between any Ensign Group member and any CareTrust Group member in the twenty four (24)-month period following the Effective Time, the Parties shall use their reasonable efforts to effect the provisions of this Agreement with respect to the compensation and benefits of such individuals following such transfer, it being understood that (i) it may not be possible to replicate the effect of such provisions under such circumstances and (ii) neither Ensign nor CareTrust shall be bound by the provisions of this Section 6.5 to assume any Liabilities or transfer any assets. Notwithstanding to foregoing, for compensation subject to the provisions of Section 409A of the Code, any such subsequent transfer shall be a separation from service from the applicable employer for purposes of such compensation, and the consequences of such separation from service shall be determined in accordance with the terms of the applicable plan or agreement.

ARTICLE VII

GOVERNING LAW; DISPUTE RESOLUTION

7.1 Governing Law. This Agreement and the legal relations between the Parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof to the extent such rules would require the application of the law of another jurisdiction.

7.2 Dispute Resolution. The provisions of Article X of the Separation Agreement shall apply, mutatis mutandis, to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VIII

MISCELLANEOUS

8.1 Further Assurances. Subject to the limitations or other provisions of this Agreement, (a) each Party shall, and shall cause the other members of its Group to, use commercially reasonable efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to carry out the intent and purposes of this Agreement, including using commercially reasonable efforts to perform all covenants and agreements herein applicable to such Party or any member of its Group and (b) neither Party will, nor will either Party allow any other member of its Group to, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the provision of any Services hereunder. Without limiting the generality of the foregoing, where the cooperation of third parties would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use commercially reasonable efforts to cause such third parties to provide such cooperation.

8.2 Amendments and Waivers.

(a) Subject to Section 11.1 of the Separation Agreement and Section 8.12 of this Agreement, this Agreement may not be amended except by an agreement in writing signed by both Parties.

(b) Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized representative of such Party. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

8.3 Entire Agreement. This Agreement, the Separation Agreement, the other Ancillary Agreements, and the Exhibits and Schedules referenced herein and therein and attached hereto or thereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior negotiations, agreements, commitments, writings, courses of dealing and understandings with respect to the subject matter hereof.

8.4 Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, (i) is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall confer any right to employment or continued employment for any period or terms of employment, (iii) be interpreted to prevent or restrict the Parties from modifying or terminating any Ensign Plan or CareTrust Plan or the employment or terms of employment of any Ensign Employee or CareTrust Employee or (iv) shall establish, modify or amend any Ensign Plan or CareTrust Plan covering an Ensign Participant, CareTrust Participant, any collective bargaining agreements, national collective bargaining agreements, or the terms and conditions of employment applicable to an Ensign Employee or a CareTrust Employee.

8.5 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be provided in accordance with the provisions of Section 12.8 of the Separation Agreement.

8.6 Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

8.7 Severability. If any term or other provision of this Agreement or the Exhibits attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.8 Assignability; Binding Effect. The rights and obligations of each Party under this Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by such Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and any attempt to assign any rights or obligations under this Agreement without such consent shall be null and void. Notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement to any of their respective Affiliates provided that no such assignment shall release such assigning Party from any liability or obligation under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

8.9 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have relied upon their own knowledge and judgment. The Parties have had access to independent legal advice, have conducted such investigations they thought appropriate, and have consulted with such other independent advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

8.10 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

8.11 Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

8.12 Termination. Notwithstanding any provision to the contrary, this Agreement may be terminated at any time prior to the Effective Time by and in the sole discretion of Ensign without the prior approval of any Person, including CareTrust. In the event of such termination, this Agreement shall become void and no Party, or any of its officers and directors shall have any liability to any Person by reason of this Agreement. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

8.13 Survival of Agreements. Except as otherwise contemplated by this Agreement, any covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

THE ENSIGN GROUP, INC.

By:
	Name:	Christopher R. Christensen
	Title:	President and Chief Executive Officer

CARETRUST REIT, INC.

By:
	Name:	Gregory K. Stapley
	Title:	President and Chief Executive Officer